Product supplement no. 38-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 Dated August 16, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Principal Protected Notes Linked to a Basket Consisting of the S&P 500® Index and the
MSCI EAFE® Index

General

•	JPMorgan Chase & Co. may offer and sell principal protected notes linked to a Basket consisting of the S&P 500® Index and the MSCI EAFE® Index from time to time. This product supplement no. 38-I describes terms that will apply generally to the principal protected notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to a Basket consisting of the S&P 500® Index and the MSCI EAFE® Index as described below.
•	Unless otherwise specified in the relevant terms supplement, full principal protection if the notes are held to maturity.
•	Unless otherwise specified in the relevant terms supplement, cash payment at maturity of principal plus the Additional Amount.
•	The Additional Amount will depend on the Basket Return and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $1,000 principal amount note will equal (A) $1,000 x the Basket Return x the Participation Rate, but will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable, or (B) an amount calculated according to the formula in clause A, unless the Basket Closing Level exceeds a specified level (which we refer to as the Knock-Out Level) on one of the trading days specified in the relevant terms supplement, in which case the Additional Amount will equal $1,000 x the Knock-Out Rate, or (C) if the Ending Basket Level is greater than or equal to the Starting Basket Level, a fixed amount specified in the relevant terms supplement (which amount we refer to as the Fixed Payment) and otherwise zero (or the Minimum Return, if applicable).
•	In addition to a cash payment at maturity of the applicable principal amount plus the Additional Amount, if any, the notes may pay interest prior to maturity, as specified in the relevant terms supplement.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-31.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indices or any of their component stocks.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket will be composed of two indices (each a “Basket Index” and together the “Basket Indices”). The Basket Indices and their initial weight in the Basket are as follows:
	Basket Index	Weight

	S&P 500® Index (“SPX”)	1/2
	MSCI EAFE® Index (“MXEA”)	1/2
Payment at Maturity:

Unless otherwise specified in the relevant terms supplement, at maturity, you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable).

Additional Amount (Notes with neither a Knock-Out Level nor a Fixed Payment):

For notes with neither a Knock-Out Level nor a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

Additional Amount (Notes with a Knock-Out Level):	For notes with a Knock-Out Level, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:
(1) If the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or
(2) If the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement, which we refer to as a Knock-Out Event, $1,000 x the Knock-Out Rate.
Additional Amount (Notes with a Fixed Payment):	For notes with a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal:
(1) If the Ending Basket Level is greater than or equal to the Starting Basket Level, an amount specified in the relevant terms supplement; or
(2) If the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).
Minimum Return:	If applicable, then the Additional Amount will equal at least the amount specified as the Minimum Return in the relevant terms supplement.
Maximum Return:	If applicable, then the Additional Amount will equal no more than the amount specified as the Maximum Return in the relevant terms supplement.
Other Terms:

In each case if applicable, the Participation Rate, Knock-Out Level, Knock-Out Rate, Knock-Out Event, Fixed Payment, Interest Rate, Partial Principal Protection Percentage, Interest Period, Interest Determination Dates and/or Interest Payment Date(s) will be set forth in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:
Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set equal to 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.
Ending Basket Level:

The Basket Closing Level on the Observation Date or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:
100 x [1+ (S&P Return + EAFE Return)/2]
Unless otherwise specified in the relevant terms supplement, the S&P Return and EAFE Return are the performance of the respective Basket Indices, expressed as a percentage, from the closing level on the pricing date or other relevant date or dates specified in the terms supplement to the closing level on each relevant Basket Valuation Date or on any trading day specified in the relevant terms supplement (for notes with a Knock-Out Level). For additional information, see “Description of Notes — Payment at Maturity.”
Basket Valuation Dates:

The Basket Closing Level will be calculated on a single date, which we refer to as an Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity.”

Knock-Out Event:	For notes with a Knock-Out level, the relevant terms supplement may specify any trading day(s) during the term of the notes as the day(s) on which a Knock-Out Event can occur.
Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Payment at Maturity.”

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 38-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

August 16, 2006

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 38-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 38-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 38-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 38-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 38-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Neither this product supplement no. 38-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 38-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 38-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

i

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 38-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 38-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 38-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 38-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 38-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 38-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 38-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Principal Protected Notes Linked to a Basket Consisting of the S&P 500® Index and the MSCI EAFE® Index.

General

        The Principal Protected Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a Basket consisting of the S&P 500® Index and the MSCI EAFE® Index. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket over the term of the notes, calculated in accordance with the applicable formula as set out below. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $1,000 for each $1,000 principal amount note and, if specified in the relevant terms supplement, accrued and unpaid interest, and/or Minimum Return.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 38-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will specify, in each case if applicable, the Participation Rate, Partial Principal Protection Percentage, Minimum Return, Maximum Return, Knock-Out Level, Knock-Out Rate and Fixed Payment and the applicable terms of any such payment terms in the relevant terms supplement.

PS-1

        Your return on the notes will be linked to the performance during the life of the notes of an equally weighted Basket consisting of the S&P 500® Index and the MSCI EAFE® Index.

        Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount as described below, which amount may be zero unless a Minimum Return applies. Unless otherwise specified in the relevant terms supplement, you will not receive less than $1,000 for each $1,000 principal amount note if you hold the notes to maturity.

        For notes with neither a Knock-Out Level nor a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

        The “Partial Principal Protection Percentage” will be a percentage less than 100%, as specified in the relevant terms supplement.

        The “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

        The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        The “Maximum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        For notes with a Knock-Out Level, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)	if the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)	if the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified by the relevant terms supplement, which we refer to as a “Knock-Out Event,” $1,000 x the Knock-Out Rate.

        The “Knock-Out Level” will be a percentage of the Starting Basket Level or a fixed level of the Basket as specified in the relevant terms supplement.

        The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

        A “Knock-Out Event” occurs when the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement. For example, the terms supplement may specify a single Basket Valuation Date as the only trading day on which a Knock-Out Event can occur, or the terms supplement may specify that a Knock-Out Event can occur on any trading day during the term of the notes.

        For notes with a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal:

(1) if the Ending Basket Level is greater than or equal to the Starting Basket Level, the Fixed Payment; or

(2) if the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).

        The “Fixed Payment” is a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

PS-2

        Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level. The Basket Return, unless otherwise specified in the applicable terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level Starting Basket Level

        The “Starting Basket Level” will be set to equal 100 on the pricing date, unless otherwise specified in the relevant terms supplement. The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date or an arithmetic average of the Basket Closing Levels on each of the Averaging Dates or such other date or dates as specified in the applicable terms supplement.

        Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” will be calculated as follows:

100 x [1+ (S&P Return + EAFE Return)/2]

        Unless otherwise specified in the relevant terms supplement, the S&P Return and EAFE Return are the performance of the respective Basket Indices, expressed as a percentage, from the closing level on the pricing date to the closing level on each relevant Basket Valuation Date or on any trading day specified in the relevant terms supplement.

        The “S&P Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

S&P Return =	S&P Ending Level – S&P Starting Level S&P Starting Level

where the “S&P Starting Level” is the closing level of the S&P 500® Index on the pricing date and the “S&P Ending Level” is the closing level of the S&P 500® Index on each relevant Basket Valuation Date or on any trading day specified in the relevant terms supplement.

        The “EAFE Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

EAFE Return =	EAFE Ending Level – EAFE Starting Level EAFE Starting Level

where the “EAFE Starting Level” is the closing level of the MSCI EAFE® Index on the pricing date and the “EAFE Ending Level” is the closing level of the MSCI EAFE® Index on each relevant Basket Valuation Date or on any trading day specified in the relevant terms supplement.

        With respect to the S&P 500® Index, the “closing level” on any trading day will equal the closing level of the S&P 500® Index or any S&P successor index (as defined below) or alternative calculation of the S&P 500® Index described under “The S&P 500® Index — Discontinuation of the S&P 500® Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the New York Stock Exchange (“NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ National Market or the relevant exchange or market for the S&P successor index on such trading day. With respect to the MSCI EAFE® Index, the “closing level” on any trading day will equal the closing level of the MSCI EAFE® Index or any EAFE successor index (as defined below) or alternative calculation of the MSCI EAFE® Index described under “The MSCI EAFE® Index — Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation” published following the regular official weekday close of the principal trading session of any relevant exchange or market for the securities underlying the MSCI EAFE® Index, the MSCI EAFE® Index or EAFE successor index on such trading day.

        With respect to the S&P 500® Index, a “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ National Market, the Chicago Mercantile Exchange

PS-3

Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States. With respect to the MSCI EAFE® Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the MSCI EAFE® Index and (ii) the exchanges on which futures or options contracts related to the MSCI EAFE® Index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

        The Basket Valuation Date(s) will be a single date, which we refer to as the Observation Date or several dates, each of which we refer to as an Averaging Date.

        The maturity date will be specified in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the interest payment dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the relevant terms supplement any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Notes with a maturity of more than one year

        The Basket Valuation Date(s) will be specified in the applicable terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Basket Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the Basket Closing Level will not be determined on a date later than the tenth scheduled trading day after the final Basket Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing level of each Basket Index for the Basket Valuation Date on such date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting each of the Basket Indices.

Notes with a maturity of not more than one year

        If a market disruption event occurs on any Basket Valuation Date other than the final Basket Valuation Date, or such date is not a trading day, the Basket Closing Level will be determined on the immediately succeeding trading day on which no market disruption event shall have occurred or is

PS-4

continuing. The final Basket Valuation Date will be the third scheduled trading day prior to the maturity date, unless the calculation agent determines that a market disruption event occurred or is continuing on that day. In that event, the final Basket Valuation Date will be the first succeeding trading day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, shall the final Basket Valuation Date be postponed more than ten business days, provided that such final Basket Valuation Date, as postponed, shall not produce a maturity date (including the issue date but not the maturity date) more than one year after the issue date (any such date, the “Final Disrupted Valuation Date”). If the final Basket Valuation Date has been postponed to the Final Disrupted Valuation Date, and such Final Disrupted Valuation Date is not a trading day, or if there is a market disruption event on such Final Disrupted Valuation Date, the calculation agent will determine the closing level of each Basket Index on such Final Disrupted Valuation Date in accordance with the formula for and method of calculating such Basket Index last in effect prior to commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of closing price that would have prevailed but for such suspension or limitation or non-trading day) on the business day immediately preceding such Final Disrupted Valuation Date of each security most recently constituting each of the Basket Indices.

Interest Payments

        If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issuance date of the notes to but excluding the maturity date. Interest will be paid in arrears on each date specified in the relevant terms supplement (each such date an “Interest Payment Date”) to and excluding the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

PS-5

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return of principal prior to maturity unless otherwise specified in the relevant terms supplement. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

        The notes combine features of equity and debt. The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Basket rather than the interest rate we will pay you. Where the relevant terms supplement does not provide for interest payments, if the Ending Basket Level does not exceed, or in certain cases, equal, the Starting Basket Level, and if the Basket Closing Level is less than the Knock-Out Level, if any, on each of the trading days specified in the relevant terms supplement, at maturity you will receive only $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note, unless otherwise specified in the relevant terms supplement. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Return, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes may not pay more than the applicable principal amount, and accrued and unpaid interest, if applicable, at maturity.

        If the Ending Basket Level is less than, or, in certain cases, equal to the Starting Basket Level, and the Basket Closing Level is less than the Knock-Out Level, if any, on all of the trading days specified in the relevant terms supplement, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note you hold at maturity. This will be true even if the value of the Basket was higher than the Starting Basket Level at some time during the life of the notes but later falls below the Starting Basket Level. Because the notes may accrue interest at an interest rate lower than that payable for other debt securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity. This return may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The appreciation potential of the notes will be limited by the Knock-Out Level, if applicable.

        If the notes have a Knock-Out Level, the appreciation potential of the notes is limited by the Knock-Out Level and the corresponding maximum Basket Return. For example, if the Knock-Out Level equals 125% of the Starting Basket Level, the appreciation potential of the notes is limited to 24.99%. Once the Basket Closing Level equals or exceeds the Knock-Out Level, the appreciation potential of the notes is limited to the Knock-Out Rate, even if the Basket Return is greater than the Knock-Out Rate. For notes with a Knock-Out Level, if the Basket Closing Level is greater than or equal to the Knock-Out Level on any trading day specified in the relevant terms supplement, the return on the notes will equal the Knock-Out Rate multiplied by the applicable principal amount of the notes and will not be determined by reference to the Basket Return. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices or the stocks underlying the Basket Indices. Under these circumstances, your return will not reflect any potential increase in the Ending Basket Level, as compared to the Starting Basket Level, of greater than the Knock-Out Rate.

PS-6

The Ending Basket Level may be less than the Basket level at other times during the term of the notes.

        Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates during the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Basket Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant and then decreases below the Starting Basket Level, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket Indices, component stocks of the Basket Indices or contracts relating to the Basket Indices for which there is an active secondary market.

The appreciation potential of the notes will be limited by the Fixed Payment, if applicable.

        If the notes have a Fixed Payment, the appreciation potential of the notes is limited to the appreciation represented by such Fixed Payment, even if the appreciation in the Basket would, but for the Fixed Payment, result in the payment of a greater Additional Amount at maturity. If the Ending Basket Level is greater than or equal to the Initial Basket Level, the return on the notes will equal the Fixed Payment and will not be determined by reference to the Basket Return. This return will be limited regardless of the appreciation of the Basket, which may be significant. Therefore, under certain circumstances, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices individually, the stocks underlying the Basket Indices or contracts relating to the Basket Indices for which there is an active secondary market.

The appreciation potential of the notes will be limited by the Maximum Return, if applicable.

        If the notes have a Maximum Return, the appreciation potential of the notes is limited to the fixed dollar amount per $1,000 principal amount note specified in the applicable terms supplement as the Maximum Return. The Additional Amount will equal no more than the Maximum Return. Accordingly, the appreciation potential of the notes will be limited to the Maximum Return even if the Additional Amount calculated with reference to the Basket Return and Participation Rate would be greater than the Maximum Return.

Changes in the value of the Basket Indices may offset each other.

        The notes are linked to an equally weighted Basket composed of the S&P 500® Index and the MSCI EAFE® Index. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one of the Basket Indices increases, the value of the other Basket Index may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Index. For example, a 10% appreciation of the S&P 500® Index from the pricing date to the Basket Valuation Date(s) would be completely offset by a 10% decline in the MSCI EAFE® Index from the pricing date to the Basket Valuation Date(s). There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. Unless the relevant terms supplement provides for interest payments, a Knock-Out feature and/or a Minimum Return, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

PS-7

If the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

        If the Participation Rate is less than 100% and the Ending Basket Level exceeds the Starting Basket Level, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Basket performance above the Starting Basket Level. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Basket.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Basket.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Basket Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Basket Level. The Ending Basket Level reflects the prices of the common stocks in the Basket Indices without taking into consideration the value of dividends paid on those stocks.

The notes are designed to be held to maturity.

        The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. or another agent is willing to buy the notes. If at any time J.P. Morgan Securities Inc. does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices and interest rates on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Basket Indices;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Basket Indices;
•	interest and yield rates in the market generally as well as in each of the markets of the securities composing the S&P 500® Index and the MSCI EAFE® Index;

PS-8

•	economic, financial, political, regulatory or judicial events that affect the stocks represented in the Basket Indices or stock markets generally and which may affect the Basket Closing Level on any Basket Valuation Date or the Ending Basket Level;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the component stocks of the MSCI EAFE® Index is denominated; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

        You cannot predict the future performance of either or both the Basket Indices based on their historical performance. The Ending Basket Level may be flat or negative as compared to the Starting Basket Level, in which event you will only receive the principal amount of your notes at maturity unless the relevant terms supplement provides for interest payments or includes a Knock-Out feature.

Changes in the volatility of exchange rates, and the correlation between that rate and the level of the MSCI EAFE ® Index are likely to affect the market value of the notes.

        The exchange rate between the U.S. dollar and each of the currencies upon which MSCI EAFE® Index Component Securities are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies, the particular currency upon which an MSCI EAFE® Index Component Security is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency upon which an MSCI EAFE® Index Component Security is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency upon which an MSCI EAFE® Index Component Security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the MSCI EAFE® Index Component Securities are denominated refers to the size and frequency of changes in that exchange rate. Because the notes are payable in U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which MSCI EAFE® Index Component Securities are denominated could affect the market value of the notes. The correlation of the exchange rate between the U.S. dollar and each of the currencies upon which MSCI EAFE® Index Component Securities are denominated and the level of the MSCI EAFE® Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the MSCI EAFE® Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies upon which MSCI EAFE® Index Component Securities are denominated and the percentage changes in the level of the MSCI EAFE® Index could affect the value of the notes.

The notes are subject to currency exchange risk.

        Because the prices of the MSCI EAFE® Index Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE® Index Component Country Indices and the MSCI EAFE® Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE® Index. An investor’s net exposure will depend on the extent to which the currencies of the MSCI EAFE® Index Component Country Indices strengthen or weaken against the U.S. dollar and the relative weight of each MSCI EAFE® Index Component Country Index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the Index will be adversely affected and the payment at maturity of the notes may be reduced.

        Of particular importance to potential currency exchange risk are

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

PS-9

        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance. See also “The MSCI EAFE® Index—The Index is Subject to Currency Exchange Risk”.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the applicable principal amount of your notes as described in the applicable terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

        Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the S&P 500® Index. S&P can add, delete or substitute the stocks underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. On March 21, 2005, S&P began to use a revised methodology for calculating the S&P 500® Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the S&P 500® Index may affect the S&P 500® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the Index. See “The S&P 500® Index.”

MSCI may adjust the MSCI EAFE® Index in a way that affects its level, and MSCI has no obligation to consider your interests.

        Morgan Stanley Capital International Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE® Index. MSCI can add, delete or substitute the Component Country Indices underlying the MSCI EAFE® Index or the stocks underlying any Component Country Index or make other methodological changes that could change the level of the MSCI EAFE® Index. You should realize that the changing of Component Country Indices or stocks included in the MSCI EAFE® Index may affect the MSCI EAFE® Index as a newly added Component Country Index or stock may perform significantly better or worse than the Component Country Index or stock it replaces. Additionally, MSCI may alter, discontinue or suspend calculation or dissemination of the MSCI EAFE® Index. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the MSCI EAFE® Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the stocks underlying the MSCI EAFE® Index could also affect the value of the MSCI EAFE® Index. Any of these actions could adversely affect the value of the notes. MSCI has no obligation to consider your interests in calculating or revising the MSCI EAFE® Index. See “The MSCI EAFE® Index.”

PS-10

We are one of the companies that make up the S&P Index, but we are not affiliated with any other company included in the Basket.

        We are one of the companies that make up the S&P Index, but we are not affiliated with any other company whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket or your notes. None of the money you pay us will go to S&P or MSCI or any of the companies included in the Basket and none of those companies will be involved in the offering of the notes in any way. They will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of the notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the S&P 500® Index or the MSCI EAFE® Index might have.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Basket Indices and other financial instruments related to the Basket Indices and their component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the S&P 500® Index or the MSCI EAFE® Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the S&P 500® Index or the MSCI EAFE® Index and, accordingly, could affect the value of the notes and any Additional Amount payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the S&P 500® Index or the MSCI EAFE® Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about companies whose stock is included in the S&P 500® Index or the MSCI EAFE® Index. Any prospective purchaser of notes should undertake an independent investigation of each company in the Basket Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the S&P 500® Index and/or the MSCI EAFE® Index or the stocks that compose the S&P 500® Index or the MSCI EAFE® Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Ending Basket Level, the Basket Return, the Additional Amount, if any, we will pay you at maturity and the Basket Closing Level, including the S&P Return, the S&P Ending Level, the EAFE Return and the EAFE Ending Level as well as whether the Basket Closing Level is greater than or equal to the Knock-Out Level, for notes with a Knock-Out feature, on any trading day during the term of the notes as specified in the applicable terms supplement, whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent

PS-11

will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices have been discontinued, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

Generally, if the term of the notes is not more than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes.

        Generally, if the term of the notes is not more than one year (including the last possible date that the notes could be outstanding), the notes will be treated as “short-term” debt instruments for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 38-I and consult your tax adviser regarding your particular circumstances.

Generally, if the term of the notes is more than one year, the notes will be contingent payment debt instruments for U.S. federal income tax purposes.

        Generally, if the term of the notes is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, you will generally be required to recognize interest income in each year at a “comparable yield,” even though we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes and the projected amount of stated interest, if any, will reduce your basis in the notes. Generally, amounts received at maturity in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss, which will be deductible against other income (e.g., employment and interest income). You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences,” in this product supplement no. 38-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-12

An investment in the notes is subject to risks associated with non-U.S. securities markets.

        The stocks that constitute the MSCI EAFE® Index have been issued by non-U.S. companies in Europe, Asia, Australia and the Far East. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in foreign countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

        The prices of securities in non-U.S. jurisdictions such as in Europe, Asia, Australia and the Far East may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

PS-13

USE OF PROCEEDS

        Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the pricing date set forth in the relevant terms supplement we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the S&P 500® Index and/or the MSCI EAFE® Index, the stocks underlying the S&P 500® Index and/or the MSCI EAFE® Index, or instruments whose value is derived from the S&P 500® Index and/or the MSCI EAFE® Index or their underlying stocks. While we cannot predict an outcome, such hedging activity, coupled with our other hedging activity, could potentially increase the level of the S&P 500® Index or the MSCI EAFE® Index, and therefore effectively establish a higher level that the Basket must achieve for you to receive at maturity of the notes more than the applicable principal amount of your notes (other than, if applicable, any an interest payment or payment of the Minimum Return). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the S&P 500® Index and/or the MSCI EAFE® Index, the stocks underlying the S&P 500® Index and/or the MSCI EAFE® Index, or instruments whose value is derived from the S&P 500® Index and/or the MSCI EAFE® Index or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the S&P 500® Index and/or the MSCI EAFE® Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-14

THE S&P 500® INDEX

        We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

        The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any component Stock was calculated as the product of the market price pr share and the number of the ten-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

        Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of the company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entitles, including all levels of government in the United States or foreign countries; and
•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

PS-15

        For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

        Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

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        The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change greater than or equal to 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change greater than or equal to 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus:	Yes

Price of Rights Rights Ratio

Spinoffs	Price of parent company minus:	Yes

Price of Spinoff Co. Share Exchange Ratio

        Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

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License Agreement between S&P and J.P. Morgan Securities Inc.

        S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the notes. S&P has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        “STANDARD & POOR’S”, “S&P”, “S&P 500“ AND “500“ ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

        If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such index being referred to herein as an “S&P successor index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the S&P successor index on each relevant Basket Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of an S&P successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing on a Basket Valuation Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no S&P successor index is available at such time, or the calculation agent has previously selected an S&P successor index and publication of such S&P successor index is discontinued prior to and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the

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S&P 500® Index closing level on such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P successor index, as applicable last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P 500® Index may adversely affect the value of the notes.

        If at any time the method of calculating the S&P 500® Index or an S&P successor index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P successor index is in any other way modified so that the S&P 500® Index or such S&P successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P 500® Index closing level with reference to the S&P 500® Index or such S&P successor index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P successor index is modified so that the level of the S&P 500® Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P successor index in order to arrive at a level of the S&P 500® Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

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THE MSCI EAFE® INDEX

        We have derived all information regarding the MSCI EAFE® Index contained in this product supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE® Index.

        The MSCI EAFE® Index is intended to provide performance benchmarks for certain developed equity markets in Europe, Asia, Australia and the Far East. Equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom are currently represented in the MSCI EAFE® Index.

Index Calculation

        The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI country indexes for 21 selected countries (each a “Component Country Index”, collectively the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the Index and the Component Country Indices” below.

        Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM Reuters at 4:00 p.m. London time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

Selection of Component Securities and Calculating and Adjusting for Free Float

        The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i)	Define the universe of listed securities within each country;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify securities into industry groups under the Global Industry Classification Standard (“GICS”); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.

Define the Universe of Listed Securities

        The index construction process starts at the country level, with the identification of the universe of investment opportunities. MSCI classifies each company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds and equity derivatives, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

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Adjust the Total Market Capitalization of Securities for Free Float

        After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free floating-adjusting market capitalization involves:

•	Defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float.
•	Assigning a free float-adjustment factor to each security.
•	Calculating the free float-adjustment market capitalization of each security.

        MSCI defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors.

        In practice, limitations on free float available to international investors include:

•	Strategic and other shareholdings not considered part of available free float.
•	Limits on share ownership for foreign investors.
•	Other foreign investment restrictions.

        MSCI’s estimation of free float is based solely on publicly available shareholder information obtained from multiple information sources. For each security, all available shareholdings are considered where public data is available, regardless of the size of the shareholding. Construction may be conducted with analysts, other industry experts and official company contacts, particularly where disclosure standards or data quality make the estimation of free float difficult.

Classifying the Universe of Securities under the GICS

        In addition to the free floating-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the Global Industry Classification Standard (“GICS”). This comprehensive classification scheme provides a universal approach to industries worldwide and forms the basis for achieving MSCI’s objective of reflecting broad and fair representation in its indexes. GICS currently consists of 10 sectors, 24 industry groups, 67 industries and 147 sub-industries.

        A company is assigned a classification at each of the four levels of GICS; however, a company may only belong to one group at any level. The classification is generally determined by the business activity that generates a majority of the company’s revenues and/or earnings. For those companies that are engaged in more than one substantially different business activity, the company is classified where the majority of revenues and profits are derived or, if no majority, the sub-industry that best reflects the company’s principal business. Companies whose business activities are dispersed across three or more sectors will be classified in industrial conglomerate or multi-sector holdings. S&P and MSCI must agree on the current company classification for it to be labeled as “officially” classified under the GICS structure.

        A company’s industry classification is reviewed upon significant corporate events or when new information is made publicly available. S&P and MSCI meet annually to review the overall structure of the GICS system.

Selecting Securities for Index Inclusion

        In order to ensure a broad and fair representation in the indexes of the diversity of business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indexes from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual

PS-21

security selection decisions, which aim to reflect the overall features of the universe in the country index.

        MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.
•	The size (based on free float-adjusted market capitalization) and liquidity of securities. All other things being equal, MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.
•	The estimated free float for the company and its individual share classes. Only securities of companies with an estimated overall and/or security free float greater than 15% are, in general, considered for inclusion.

        These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Maintenance of the Index and the Component Country Indices

        In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI EAFE® Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates per year. These dates are the last scheduled MSCI EAFE® Index close in February, May, August and November.

        MSCI may add additional Component Country Indices to the MSCI EAFE® Index or subtract one or more of its current Component Country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.

        Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover.

        Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE® Index.

        MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically reassess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

   Ongoing Event-Related Changes

        Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event.

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   Quarterly Index Review

        The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance.

        These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from:

•	the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group;
•	the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately;
•	the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering;
•	the replacement of companies which are no longer suitable industry representatives;
•	the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria;
•	the deletion of securities that have become very small or illiquid;
•	the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and
•	the addition or deletion of securities as a result of other market events.

        Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from:

•	large market transactions involving strategic shareholders that are publicly announced;
•	secondary offerings that, given lack of sufficient notice, were not reflected immediately;
•	increases in foreign ownership limits;
•	decreases in foreign ownership limits not applied earlier;
•	corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa;
•	updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event;
•	large conversions of exchangeable bonds and other similar securities into already existing shares;
•	the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and
•	changes in the foreign inclusion factor as a result of other events of similar nature.

        Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The

PS-23

implementation of changes resulting from quarterly index reviews occurs on only three dates per year. These dates are the close of the last business day of February, August and November. Any country may be impacted at the quarterly index review.

   Annual Full Country Index Review

        The annual full Component Country Index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target (i.e., MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country), a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above.

   Announcement Policy

        The results of the annual full country index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May.

        The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February, August and November.

        All changes resulting from the corporate events are announced prior to their implementation.

        The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m. U.S. Eastern Standard Time (EST).

        In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

        In the case of large secondary offerings for existing constituents, where possible, these changes will be announced prior to the end of a relevant subscription period and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

        Both equity offerings and secondary offerings for U.S. securities will be confirmed through an announcement during market hours for same or next day implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

        Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable.

The MSCI EAFE® Index is Subject to Currency Exchange Risk

        Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE® Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or

PS-24

weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE® Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE® Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE® Index will be adversely affected and may reduce or eliminate the payment at maturity, if any, on the notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE® Index, and any negative currency impact on the MSCI EAFE® Index may significantly decrease the value of the notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE® Index, which is converted into U.S. dollars.

License Agreement with MSCI

        MSCI and J.P. Morgan Securities Inc. expect to enter into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the MSCI EAFE® Index to track general stock market performance. MSCI’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of MSCI without regard to JPMorgan Chase & Co. or the notes. MSCI has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the MSCI EAFE® Index. MSCI is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. MSCI has no obligation or liability in connection with the administration, marketing or trading of the notes.

        ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE® INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations “Morgan Stanley Capital International®,” “MSCI®,” “Morgan Stanley Capital International Perspective®,” to sponsor, endorse, market or promote the Notes without first contacting MSCI to determined whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

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Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation

        If MSCI discontinues publication of the MSCI EAFE® Index and MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE® Index (such index being referred to herein as an “EAFE successor index”), then any MSCI EAFE® Index closing level will be determined by reference to the level of such EAFE successor index at the close of trading on the relevant exchange or market for such EAFE successor index, as determined by the calculation agent, on each relevant Basket Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of an EAFE successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If MSCI discontinues publication of the MSCI EAFE® Index prior to, and such discontinuation is continuing on a Basket Valuation Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no EAFE successor index is available at such time, or the calculation agent has previously selected an EAFE successor index and publication of such EAFE successor index is discontinued prior to and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the MSCI EAFE® Index closing level on such date. The MSCI EAFE® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EAFE® Index or EAFE successor index, as applicable last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the MSCI EAFE® Index or EAFE successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the MSCI EAFE® Index may adversely affect the value of the notes.

        If at any time the method of calculating the MSCI EAFE® Index or an EAFE successor index, or the level thereof, is changed in a material respect, or if the MSCI EAFE® Index or an EAFE successor index is in any other way modified so that the MSCI EAFE® Index or such EAFE successor index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE® Index or such EAFE successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the MSCI EAFE® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EAFE® Index or such EAFE successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the MSCI EAFE® Index closing level with reference to the MSCI EAFE® Index or such EAFE successor index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE® Index or a EAFE successor index is modified so that the level of the MSCI EAFE® Index or such EAFE successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EAFE® Index), then the calculation agent will adjust its calculation of the MSCI EAFE® Index or such EAFE successor index in order to arrive at a level of the MSCI EAFE® Index or such EAFE successor index as if there had been no such modification (e.g., as if such split had not occurred).

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GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Ending Basket Level, the Basket Return, the amount we will pay you at maturity and the Basket Closing Level on any Basket Valuation Date, including the S&P Return, the S&P Starting Level, the S&P Ending Level, the EAFE Return, the EAFE Starting Level and the EAFE Ending Level as well as, if applicable, whether a Knock-Out Event has occurred (for notes with a Knock-Out Level), whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices have been discontinued, whether there has been a material change in the method of calculation of any of the Basket Indices and, if the notes bear interest, whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m. on the business day preceding the maturity date and each Interest Payment Date, if applicable.

        All calculations with respect to the Ending Basket Level, the Basket Return or the Basket Closing Level (including the S&P Return and the EAFE Return) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, per $1,000 principal amount note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Basket Closing Level on any Basket Valuation Date and consequently the Basket Return and the Additional Amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to any of the Basket Indices, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500® Index or 20% or more of the level of a Component Country Index or a Component Region Index for the MSCI EAFE® Index (or the relevant successor indices) on the relevant exchanges (as defined below) for such securities or Component Securities for more than two hours of trading during or during the one hour period preceding the close of the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks or Component Securities then constituting 20% or more of the level of the S&P 500® Index or 20% or more of the level of the MSCI EAFE® Index or 20% or more of the level of a Component Country Index or a Component Region Index (or the relevant successor indices) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

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•	a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the S&P 500® Index or the MSCI EAFE® Index (or the relevant successor indices), any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index for more than two hours of trading, or during the one hour period preceding the close of, the principal trading session on such exchange; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500® Index or the MSCI EAFE® Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted index shall be based on a comparison of:

•	the portion of the level of the disrupted index, Component Country Index or Component Region Index, as the case may be, attributable to that security relative to
•	the overall level of the disrupted index, Component Country Index or Component Region Index, as the case may be,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the S&P 500® Index or the MSCI EAFE® Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500® Index or the MSCI EAFE® Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the S&P 500® Index or the MSCI EAFE® Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index are traded will not include any time when such market is itself closed

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for trading under ordinary circumstances. The MSCI Europe Index and the MSCI Far East Index (each a “Component Region Index”) comprise the Component Securities in the Component Country Indices (described in “The MSCI EAFE® Index--Index Calculation”) within such region.

        ”Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the S&P 500® Index or the MSCI EAFE® Index or any successor indices, respectively.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Alternate Additional Amount Calculation in Case of an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be equal to $1,000 (or a portion of $1,000 if there is a Partial Principal Protection Percentage set forth in the relevant terms supplement), plus the Additional Amount which will be calculated as if the date of acceleration were the final Basket Valuation Date plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Basket Valuation Date then, for each Basket Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee).

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One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;
•	an insurance company;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
•	a dealer in securities or foreign currencies;
•	a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

        The following discussion does not apply to notes with a Fixed Payment or notes that may pay less than $1,000 per $1,000 principal amount note at maturity. Prospective holders of such notes will be provided with a supplemental disclosure statement in the applicable term sheet, describing the tax consequences relating to such notes.

Tax Consequences to U.S. Holders

        The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a “U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

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Notes with a Term of Not More Than One Year

        Unless otherwise provided in the applicable terms supplement, if the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is not more than one year, the following discussion reflects the opinion of Davis Polk & Wardwell, our special tax counsel. The opinion of Davis Polk & Wardwell is conditioned on their receipt of certain factual representations from us at the time of the relevant offering. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain.

   Tax Treatment Prior to Maturity

        Because the term of these notes is less than one year, they will be treated as short-term obligations. Cash method holders will not be required to recognize income with respect to the notes prior to maturity, other than pursuant to a sale or exchange, as described below. Although accrual method holders and certain other holders are generally required to accrue interest on short-term notes on a straight line basis, because the amount of interest that will be received with respect to the notes is uncertain, it is not clear how such accruals should be determined. If the amount of interest that will be received has become fixed (or likelihood of interest not being a fixed amount has become “remote”) prior to the maturity date, it is likely that the amount of interest to be accrued will be determined based on the fixed amount. You should consult your tax adviser regarding the determination of the amount of any interest accruals on the notes.

   Sale, Exchange or Redemption of the Notes

        Upon a sale or exchange of a short-term note (including redemption of the notes at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note should equal the sum of the amount you paid to acquire the note and previously accrued interest income, if any.

        The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds. In the case of a gain resulting from redemption at maturity, the gain should be treated as ordinary interest income. It is not clear, however, whether or to what extent gain from a sale or exchange prior to maturity should be treated as capital gain or ordinary interest income. If the amount of interest to be received on maturity has become fixed (or likelihood of interest not being a fixed amount has become “remote”) prior to a sale or exchange, it is likely that the portion of gain on such sale or exchange that should be treated as accrued interest (and, therefore, taxed as ordinary interest income) will be determined based on the fixed amount. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a short-term note.

   Interest on Indebtedness Incurred to Purchase the Notes

        To the extent you have not previously included interest income on the short-term notes, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the notes until the maturity of the notes or until you dispose of your notes in a taxable transaction. You should consult with your tax adviser regarding the possibility of such deferral.

Notes with a Term of More Than One Year

        Unless otherwise provided in the applicable terms supplement, if the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, Davis Polk & Wardwell, our special tax counsel, is of the opinion that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes with the consequences described below. The opinion of Davis Polk & Wardwell is conditioned on their receipt of certain factual representations from us at the time of the

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relevant offering. The notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

        We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

        Unless otherwise provided in the applicable terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for such notes, which we will file with the SEC.

        Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

        For United States federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the “IRS”). Regardless of your accounting method, you will be required to accrue as interest income OID on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes (as described below).

        In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

•	will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and
•	any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

        A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note.

        Upon a sale, exchange or retirement of a note (including at its maturity), you generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals, described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You are urged to consult your tax adviser regarding these limitations and reporting obligations.

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        Special rules will apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For purposes of the preceding sentence, a payment (including the Additional Amount) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. Generally, in this case you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. Your tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

        The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a nonresident alien fiduciary of a foreign estate or trust.

        You are not a “Non-U.S. Holder” if you are a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax (including withholding tax) provided generally that you have fulfilled the certification requirement described below and such amounts are not effectively connected with your conduct of a U.S. trade or business.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States and if the income or gain on the note, if any, is effectively connected with your conduct of such trade or business, although exempt from the withholding tax discussed above, you will generally be subject to regular U.S. income tax on such income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

        If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

        Interest paid on the notes and the proceeds received from a sale, exchange or other disposition (including at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

        Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your United States federal income tax liability, provided the required information is furnished to the IRS.

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UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 38-I or the accompanying prospectus supplement, prospectus or terms supplement other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 38-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 38-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

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        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” - the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 38-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        Neither this product supplement no. 38-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 38-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 38-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Unless otherwise specified in the applicable terms supplement the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3“ settlement cycle).

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BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

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